EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITOR'S

To the Board of Directors
Kestrel Energy, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of Kestrel Energy, Inc. of our report dated September 29, 2003, relating to the balance sheet of Kestrel Energy, Inc. as of June 30, 2003, and the related statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 2003 Annual Report on Form 10-KSB of Kestrel Energy, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.


                                    /s/ Wheeler Wasoff, P.C.


Denver, Colorado
March 22, 2004